Exhibit 11
                      Computation of Per Share Earnings










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

                     Lannett Company, Inc and Subsidiary

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                        Three months ended December 31
                                            1998              1998                      1997              1997
                                            ------------------------------------------------------------------
                                            Net Income        Shares                   Net Income        Shares

Basic earnings per share factors            $503,899        5,206,128                  $385,022        5,206,128

Effect of potentially dilutive
option plans and debentures:

Interest on debentures                       $30,360                                    $30,360

Conversion on debentures                                   10,512,000                                 10,010,000

Employee stock options                                          3,969
                                                           -----------------------------------------------------
Diluted earnings per share factors          $534,259       15,722,097                   415,382       15,216,128
                                            --------       ----------                   -------       ----------


Basic earnings per share                    $   0.10                                   $   0.07

Diluted earnings per share                  $   0.03                                   $   0.03


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

                     Lannett Company, Inc and Subsidiary

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                         Six months ended December 31
                                            1998              1998             1997              1997
                                            ------------------------------------------------------------
                                            Net Income        Shares           Net Income        Shares
Basic earnings per share factors             $562,316        5,206,128         $751,702        5,206,128

Effect of potentially dilutive
option plans and debentures:

Interest on debentures                       $ 60,720                          $ 60,720

Conversion on debentures                                    10,512,000                        10,010,000

Employee stock options                                           3,969
                                                            --------------------------------------------

Diluted earnings per share factors           $623,036       15,722,097         $ 812,422      15,216,128
                                             --------       ----------         ---------      ----------

Basic earnings per share                     $   0.11                          $    0.14

Diluted earnings per share                   $   0.04                          $    0.05

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